Exhibit (d)

JPMORGAN INSTITUTIONAL TRUST

INVESTMENT ADVISORY AGREEMENT

AGREEMENT, made this 4th day of February, 2005, between JPMorgan Institutional Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”) and J.P. Morgan Investment Management Inc., a Delaware corporation (the “Advisor”).

WHEREAS, the Trust is an open-end management investment company of the series type registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Advisor to render investment advisory services to the series of the Trust set forth in Schedule A (each, a “Portfolio”) as agreed to from time to time between the Trust and the Advisor, and;

WHEREAS, the Advisor is willing to render such services; and

NOW, THEREFORE, this Agreement

W I T N E S S E T H:

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

1. The Trust hereby appoints the Advisor to act as investment adviser to the Portfolios for the period and on the terms set forth in this Agreement. The Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Subject to the general supervision of the Trustees of the Trust, the Advisor shall manage the investment operations of each Portfolio and the composition of the Portfolio’s holdings of securities and investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Portfolio’s investment objectives and policies as stated in the Trust’s registration statement on Form N-1A, as such may be amended from time to time (the “Registration Statement”), with respect to the Portfolio, under the Investment Company Act of 1940, as amended (the “1940 Act”), and subject to the following understandings:

(a) the Advisor shall furnish a continuous investment program for each Portfolio and determine from time to time what investments or securities will be purchased, retained, sold or lent by the Portfolio, and what portion of the assets will be invested or held uninvested as cash;

(b) the Advisor shall use the same skill and care in the management of each Portfolio’s investments as it uses in the administration of other accounts for which it has investment responsibility as agent;

(c) the Advisor, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Trust’s Declaration of Trust (such Declaration of Trust, as currently in effect and as amended from time to time, is herein called the “Declaration of Trust”), the Trust’s By-Laws (such By-Laws, as presently in effect and as amended from time to time, are herein called the “By-Laws”) and the Registration Statement and with the instructions and directions of the Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

(d) the Advisor shall determine the securities to be purchased, sold or lent by each Portfolio and as agent for the Portfolio will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities; in placing orders with brokers and/or dealers the Advisor intends to seek best price and execution for purchases and sales; the Advisor shall also determine whether the Portfolio shall enter into repurchase or reverse repurchase agreements;

On occasions when the Advisor deems the purchase or sale of a security to be in the best interest of one of the Portfolios as well as other customers of the Advisor, including any other of the Portfolios, the Advisor may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain best execution, including lower brokerage commissions, if applicable. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio;

(e) the Advisor shall maintain books and records with respect to each Portfolio’s securities transactions and shall render to the Trust’s Trustees such periodic and special reports as the Trustees may reasonably request; and

(f) the investment management services of the Advisor to any of the Portfolios under this Agreement are not to be deemed exclusive, and the Advisor shall be free to render similar services to others.

3. The Trust has delivered copies of each of the following documents to the Advisor and will promptly notify and deliver to it all future amendments and supplements, if any:

(a) The Declaration of Trust;

(b) The By-Laws;

(c) Certified resolutions of the. Trustees of the Trust authorizing the appointment of the Advisor and approving the form of this Agreement; and

(d) The Trust’s Notification of Registration on Form N-8A and Registration Statement as filed with the Securities and Exchange Commission (the “Commission”).

4. With respect to each Portfolio, the Advisor will select brokers and dealers to effect all portfolio transactions for the Portfolio, subject to the conditions set forth herein. The Advisor will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Advisor is directed at all times to seek to execute brokerage transactions for the Portfolio (i) in accordance with any written policies, practices or procedures that may be established by the Board, from time to time, or (ii) as described in the Prospectus. In placing any orders for the purchase or sale of investments for the Portfolio, in the name of the Portfolio or its nominees, the Advisor shall use its best efforts to obtain for the Portfolio the most favorable overall terms and best execution, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

(a) Subject to the appropriate policies and procedures approved by the Board, the Advisor may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”), cause a Portfolio to pay a broker or dealer that provides brokerage or research services to the Advisor or that Portfolio, an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Advisor determines, in good faith, that such amount of commission is reasonable in relationship to the value of the brokerage or research services provided, viewed in terms of that particular transaction or the Advisor’s overall responsibilities to that Portfolio or its other advisory clients. To the extent authorized by Section 28(e) and the Board, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reasons of those actions. In addition, subject to seeking the most favorable overall terms and best execution available, the Advisor may also consider sales of shares of the Trust as a factor in the selection of brokers and dealers. Subject to seeking the most favorable overall terms and best execution, the Board may cause or direct the Advisor to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment.

(b) On occasions when the Advisor deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other clients of the Advisor, the Advisor to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and more efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in accordance with the 1940 Act and SEC or SEC staff guidance thereunder, and in the manner that it considers to be the most equitable and consistent with its fiduciary obligations to that Portfolio and to its other clients.

(c) The Trust hereby agrees that any entity or person associated with the Advisor that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Portfolio to the extent and as permitted by Section 11(a)(1)(H) of the 1934 Act.

In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the 1940 Act and the rules thereunder, the Advisor is authorized to place orders on behalf of the Trust through any of the Advisor’s affiliates (collectively, “Affiliated Broker-Dealers”) for: (i) securities, if, in each instance, an Affiliated Broker-Dealer is registered as a broker or dealer with the Commission; or (ii) futures contracts if, in each instance, an Affiliated Broker-Dealer is registered as a futures commission merchant (“FCM”) with the Commodities Futures Trading Commission (“CFTC”). All such orders placed shall be in such amounts and proportions as the Advisor shall determine consistent with the above standards, and the Advisor will report on all such orders placed to the Board as required by applicable law, indicating the brokers, dealers or FCMs with which such orders have been placed.

The Trust agrees and consents that the Advisor may permit or cause to execute agency cross transactions (collectively, “Cross transactions”) for the Trust provided such transactions comply with Rule 206(3)-2 under the Investment Advisers Act, Rule 17e-1 under the 1940 Act and any other applicable laws or regulations. Cross transactions are transactions that may be effected by an Affiliated Broker-Dealer acting for both the Trust and the counterparty to the transaction. Cross transactions enable the Affiliated Broker-Dealers to purchase or sell a block of securities for an account at a set price and possibly avoid an unfavorable price movement that may be created if the Advisor attempted to effect such purchase or sell order in the open market. However, the Trust should note that an Affiliated Broker-Dealer has a potentially conflicting division of loyalties and responsibilities regarding both parties to Cross transactions and that an Affiliated Broker-Dealer, if acting as broker, may receive commissions from both parties to such transactions. The Advisor understands that its authority to execute Cross transactions for the Trust is terminable at will without penalty, effective upon receipt by the Advisor of written notice from the Trust, and that the failure to terminate such authorization will result in its continuation.

In connection with any Cross transaction, the Advisor will promptly provide the Trust with a confirming report and other necessary information required by the Trust that describes the details of any such trade, or information that the Trust may reasonably request or that may be required by applicable law. In addition, the Advisor will provide to the Trust disclosure of the commissions received by the Affiliated Broker Dealers for executing the other side of a Cross transaction.

(d) The Advisor will periodically review the Trust’s portfolio transactions to ensure that such transactions are conducted in accordance with this Section 4.

5. The Advisor shall keep each Portfolio’s books and records required to be maintained by it pursuant to paragraph 2(e). The Advisor agrees that all records which it maintains for any Portfolio are the property of the Trust and it will promptly surrender any of such records to the Trust upon the Trust’s request. The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by the Advisor with respect to any Portfolio by Rule 31a-1 of the Commission under the 1940 Act.

6. During the term of this Agreement the Advisor will pay all expenses incurred by it in connection with its activities under this Agreement, other than the cost of securities and investments purchased for a Portfolio (including taxes and brokerage commissions, if any).

7. For the services provided and the expenses borne pursuant to this Agreement, each Portfolio will pay to the Advisor as full compensation therefor a fee at an annual rate set forth on Schedule A attached hereto. Such fee will be computed daily and payable as agreed by the Trust and the Advisor, but no more frequently than monthly.

8. The Advisor represents and warrants that:

(a) with respect to those activities that it performs for or on behalf of the Trust, it has adopted policies and procedures reasonably designed to prevent the Trust from violating the “Federal Securities Laws”, as such term is defined in Rule 38a-1 under the 1940 Act;

(b) no less frequently than quarterly, it shall review, and provide all reasonable and necessary reports and assistance requested by the Trust, regarding:

(i) the adequacy of its policies and procedures; and

(ii) the effectiveness of their implementation; and

(c) it shall promptly notify the Trust regarding:

(i) any material changes made to its policies and procedures since the date of the last report delivered pursuant to paragraph (b) of this Section 8;

(ii) any material changes to the policies and procedures recommended as a result of the annual review conducted pursuant to paragraph (b) of this Section 8; and

(iii) each “Material Compliance Matter”, as such term is defined in Rule 38a-1 under the 1940 Act

9. The Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Portfolio in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

10. This Agreement will become effective as to a particular Portfolio on the later of the date of its execution or the date of the commencement of operations of that Portfolio and,

unless sooner terminated as provided herein, shall continue in effect for a period of two years thereafter. Thereafter, if not terminated, this Agreement shall continue in effect as to a particular Portfolio for successive periods of twelve months, only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated with respect to any Portfolio at any time, without the payment of any penalty, by vote of a majority of all the Trustees of the Trust or by vote of a majority of the outstanding voting securities of that Portfolio on 60 days’ written notice to the Advisor, or by the Advisor at any time, without the payment of any penalty, on 90 days’ written notice to the Trust. The termination of this Agreement with respect to one Portfolio shall not result in the termination of this Agreement with respect to any other Portfolio. This Agreement will automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act).

11. The Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Trust from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Portfolios.

12. Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Commission, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the affected Portfolio(s) (unless such approval is not required by Section 15 of the 1940 Act as interpreted by the Commission or its staff) and by the vote of a majority of the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on such approval.

13. Notices of any kind to be given to the Advisor by the Trust shall be in writing and shall be duly given if mailed or delivered to the Advisor at 522 Fifth Avenue, New York, New York 10036, Attention: J.P. Morgan Investment Management Inc., or at such other address or to such other individual as shall be specified by the Advisor to the Trust. Notices of any kind to be given to the Trust by the Advisor shall be in writing and shall be duly given if mailed or delivered to JPMorgan Institutional Trust, 522 Fifth Avenue, New York, New York 10036, Attention: President, with a copy to the General Counsel at the same address, or at such other address or to such other individual as shall be specified by the Trust to the Advisor.

14. The Trustees of the Trust have authorized the execution of this Agreement in their capacity as Trustees and not individually, and the Advisor agrees that neither the Trustees nor any officer or employee of the Trust nor any Portfolio’s investors nor any representative or agent of the Trust or of the Portfolio(s) shall be personally liable upon, or shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Trust or the Portfolio(s), that such Trustees, officers, employees, investors, representatives and agents shall not be personally liable hereunder, and that it shall look solely to the trust property for the satisfaction of any claim hereunder.

15. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to its conflict of laws principles), or any of the applicable provisions of the 1940 Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act or rule adopted thereunder reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the 4th day of February, 2005.

JPMORGAN INSTITUTIONAL TRUST

By:	/s/ Robert L. Young
Robert L. Young
Title.	Senior Vice President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Gary J. Madich
Gary J. Madich
Title.	Senior Managing Director

SCHEDULE A

TO THE ADVISORY AGREEMENT

JPMorgan Institutional Trust

Portfolio Name	Advisory Fee (as a percentage of average daily net assets) (annualized)
JPMorgan Ultra Short-Term Bond Trust	0.25%
JPMorgan Short-Term Bond Trust	0.25%
JPMorgan Intermediate Bond Trust	0.30%
JPMorgan Core Bond Trust	0.30%
JPMorgan Equity Index Trust	0.25%